INVESTMENT ADVISORY AGREEMENT

February 17, 1998
as amended September 22, 2008

Alpine Woods Capital Investors, LLC

2500 Westchester Avenue, Suite 215

Purchase, New York 10577

Dear Sirs:

The undersigned, Alpine Equity Trust (the "Trust") is an investment company organized as a series company, which means that it may offer separate classes (or series) of shares comprising different investment portfolios. Presently, the Trust offers [five] investment funds: Alpine U.S. Real Estate Equity Fund, Alpine Realty Income & Growth Fund, Alpine International Real Estate Equity Fund, Alpine Emerging Markets Real Estate Fund and Alpine Global Infrastructure Fund  (the "Funds"). The Trust desires to employ its capital by investing and reinvesting the same in securities in accordance with the limitations specified in its Declaration of Trust and in the Prospectus for each Fund as from time to time in effect, copies of which have been, or will be, submitted to you, and in such manner and to such extent as may from time to time be approved by the Trustees of the Trust. Subject to the terms and conditions of this Agreement, the Trust desires to employ your company (the "Adviser") and the Adviser desires to be so employed, to supervise and assist in the management of the business of each Fund. Accordingly, this will confirm our agreement as follows:

1. The Adviser shall, on a continuous basis, furnish reports, statistical and research services, and make investment decisions with respect to the investments of each Fund. The Adviser shall use its best judgment in rendering these services to the Trust, and the Trust agrees as an inducement to the Adviser undertaking such services that the Adviser shall not be liable for any mistake of judgment or in any other event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect the Adviser against any liability to the Trust or to the shareholders of the Trust (or any Fund) to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties hereunder or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

2. The Adviser agrees that it will not make short sales of the Trust's shares of beneficial interest.

3. The Adviser agrees that in any case where an officer or director of the Adviser is also an officer or director of another corporation, and the purchase or sale of securities issued by such other corporation is under consideration, such officer or director shall abstain from participation in any decision made on behalf of the Trust (or any Fund) to purchase or sell any securities issued by such other corporation.

4. The Adviser will provide office facilities to the Trust. Each Fund will pay the cost of all of its expenses and liabilities, including expenses and liabilities incurred in connection with maintaining its registration under the Investment Company Act of 1940, as amended (the "Act"), and the Securities Act of 1933, as amended, and maintaining any registrations or qualifications under the securities laws of the states in which the Trust's shares are registered or qualified for sale, subsequent registrations and qualifications, costs and expenses of engraving and printing share certificates, the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses and statements of additional information of the Trust and the Funds and supplements thereto to the Trust's shareholders, mailing, brokerage, issue and transfer taxes on sales of Fund securities, custodian and stock transfer charges, printing, legal and auditing expenses, expenses of shareholders' meetings, and reports to shareholders; provided, however, that the Adviser's fee will be reduced by, or the Adviser will reimburse the Fund for, any amount necessary to prevent such expenses and liabilities (exclusive of taxes, interest, brokerage commissions and extraordinary expenses, which extraordinary expenses are determined by the Trust and the Adviser, but inclusive of the Adviser's fee) from exceeding the most restrictive of the expense limitations imposed by state securities commissions of the states in which the Trust's shares are then registered or qualified for sale.

5. In consideration of the Adviser performing its obligations hereunder, the Trust will pay to the Adviser: (a) a monthly fee computed at the annual rates of 1% of the average daily net assets of Alpine U.S. Real Estate Equity Fund on the first $750 million of assets, 0.9% of the average daily net assets of Alpine U.S. Real Estate Equity Fund on the next $250 million in assets, and 0.8% of the average daily net assets of Alpine U.S. Real Estate Equity Fund in excess of $1 billion; (b) a monthly advisory fee computed at the annual rate of 1% of the average daily net assets of Alpine Realty Income & Growth Fund on the first $750 million of assets, 0.9% of the average daily net assets of Alpine Realty Income & Growth Fund on the next $250 million in assets, and 0.8% of the average daily net assets of Alpine Realty Income & Growth Fund in excess of $1 billion; and (c) a monthly advisory fee computed at the annual rate of 1% of the average daily net assets of Alpine International Real Estate Equity Fund, Alpine Emerging Markets Real Estate Fund and Alpine Global Infrastructure Fund..

6. The Trust understands that the Adviser acts as investment adviser to other investment companies, and that the Adviser and its affiliates may act as investment advisers to individuals, partnerships, corporations, pension funds and other entities, and the Trust confirms that it has no objection to the Adviser or its affiliates so acting.

7. This Agreement shall be in effect until February 17, 2000. This Agreement shall continue in effect from year to year thereafter with respect to each Fund, provided it is approved, at least annually, in the manner required by the Act. The Act requires that, with respect to each Fund, this Agreement and any renewal thereof be approved by a vote of a majority of Trustees of the Trust who are not parties thereto or interested persons (as defined in the Act) of any such party, cast in person at a meeting duly called for the purpose of voting on such approval, and by a vote of the Trustees of the Trust or a majority of the outstanding voting securities of the Fund. A vote of a majority of the outstanding voting securities of a Fund is defined in the Act to mean a vote of the lesser of (i) more than 50% of the outstanding voting securities of the Fund or (ii) 67% or more of the voting securities present at the meeting if more than 50% of the outstanding voting securities are present or represented by proxy.

This Agreement may be terminated at any time with respect to a Fund, without payment of any penalty, on sixty (60) days' prior written notice by a vote of a majority of the Funds' outstanding voting securities, by a vote of a majority of the Trustees of the Trust, or by the Adviser. This Agreement shall be automatically terminated in the event of its assignment (as such term is defined in the Act).

8. This Agreement is made by the Trust pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Trust individually, but bind only the property of the Trust.

If the foregoing is in accordance with your understanding, please so indicate by signing and returning to the undersigned the enclosed copy hereof.

Very truly yours,

ALPINE EQUITY TRUST

By: /s/ Samuel A. Lieber
Name: Samuel A. Lieber
Title:  President

ACCEPTED:

ALPINE WOODS CAPITAL INVESTORS, LLC

By:  /s/ Sheldon R. Flamm
Name: Sheldon R. Flamm
Title: Chief Financial Officer